Exhibit 10.6(b)
EXECUTION VERSION
INTERCREDITOR AGREEMENT
THIS INTERCREDITOR AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 31, 2007, is made by and among the institutional investors listed under the caption “Noteholders” on the signature pages hereto (collectively, together with the other holders from time to time of the hereinafter described NPA Notes and their successors and assigns, the “Noteholders”); Capital One, National Association, and Union Bank of California, N.A. (collectively, together with the other lenders from time to time party to the hereinafter described Bank Loan Agreement and their successors and assigns, the “Banks”); Capital One, National Association, as agent for the Banks (in such capacity, the “Bank Agent”), and The Bank of New York Trust Company, N.A., as collateral agent for the Noteholders (together with its successors and assigns in such capacity, the “Noteholder Collateral Agent”).
RECITALS
A. GMX Resources Inc., an Oklahoma corporation (the “Company”), and the initial Noteholders signatory hereto are entering into a Note Purchase Agreement, dated as of even date herewith (as amended, supplemented and otherwise modified from time to time, the “Note Agreement”), pursuant to which the Company will issue and such Noteholders will purchase the Company’s Senior Subordinated Secured Notes, Series A, due 2012 in the aggregate principal amount of $30,000,000 (including any notes delivered in substitution or exchange therefor, the “Series A Notes”). Further, the Note Agreement contemplates that the Company, subject to the satisfaction of the conditions specified therein, may hereafter issue additional Senior Subordinated Secured Notes (including any notes delivered in substitution or exchange therefor, the “Additional Notes” and, together with the Series A Notes, the “NPA Notes”), which Additional Notes shall be secured ratably by and on a pari passu basis with the Series A Notes, provided that the purchasers of such Additional Notes execute a Supplement to the Intercreditor Agreement substantially in the form of Attachment A hereto and that the issuance thereof is permitted by the Bank Agreement.
B. The Company and the Banks have entered into an Amended and Restated Loan Agreement (as amended, supplemented, restated and otherwise modified from time to time, and including any refinancing of the indebtedness thereunder, the “Bank Loan Agreement”), dated as of June 7, 2006 and amended on the date hereof by the Fifth Amendment to the Loan Agreement among the Company, the Bank Agent, and the Union Bank of California, N.A., pursuant to which the Banks have agreed, subject to the satisfaction of the conditions set forth therein, to extend credit to the Company, in the form of loans and letters of credit, in an aggregate principal amount of up to $100,000,000 under the current terms set forth therein.
C. Certain of the Banks or their Affiliates have entered, or may hereafter enter, into Swap Agreements with the Company in connection with the Bank Loan Agreement and the activities of the Company and its Subsidiaries.

D. The Company and certain of its Subsidiaries have heretofore executed and delivered, and may hereafter from time to time execute and deliver, various mortgages, deeds of trust, security agreements, pledge agreements, deposit account control agreements, assignments, letters-in-lieu, financing statements and other documents required pursuant to the Bank Loan Agreement (the foregoing, together with any amendments, restatements, supplements and other modifications thereto, being collectively the “Bank Security Documents”) providing liens and security interests in favor of the Senior Indebtedness Representative, for the benefit of the Banks and any Bank Affiliates parties to any Swap Agreement, in the property described in such Bank Security Documents in order to secure the obligations under and in respect of the Bank Loan Agreement and such Swap Agreements.
E. The Company and certain of its Subsidiaries, on the Date of Closing and thereafter from time to time, will execute and deliver various mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents required pursuant to the Note Agreement (the foregoing, together with any amendments, restatements, supplements and other modifications thereto, being collectively, the “Note Security Documents”), providing liens and security interests in favor of the Noteholder Collateral Agent for the benefit of the Noteholders in the property described in such Note Security Documents in order to secure the obligations under and in respect of the NPA Notes and the Note Agreement.
F. The Company, the Noteholders and the Banks have agreed that, from and after the Date of Closing, the obligations of the Company and the Guarantors under and in respect of the Bank Loan Documents are to be secured by all of the collateral under the Bank Security Documents on a first priority basis whereas the obligations of the Company and the Guarantors under and in respect of the Note Documents are to be secured by all of the collateral under the Note Security Documents on a second priority basis.
G. The Company, the Noteholders and the Banks have agreed that, from and after the Date of Closing, the obligations of the Company and the Guarantors under and in respect of Bank Loan Documents are to be senior in right of payment to the obligations of the Company and the Guarantors under and in respect to the Note Documents on the terms hereinafter set forth.
H. It is a condition precedent to the effectiveness of the amendment to the Bank Loan Agreement described in Recital B above and the Note Agreement that this Agreement shall have been executed and delivered in order to set forth the agreement of the parties with respect to the subject matter hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
The following terms, as used herein (whether in the singular or the plural form), have the following meanings:
“Additional Notes” shall have the meaning specified in Recital A of this Agreement.

“Affiliate”, when used with respect to any Person, shall mean any other Person controlling, controlled by or under common control with such first-mentioned Person.
“Agreement” shall have the meaning specified in the preamble of this Agreement.
“Bank Agent” shall have the meaning specified in the preamble of this Agreement.
“Bank Loan Agreement” shall have the meaning specified in Recital B of this Agreement.
“Bank Loan Documents” means, collectively, (a) the Bank Loan Agreement and the Eligible Swap Agreements, (b) any note, bond or other instrument evidencing Senior Indebtedness, (c) all Bank Security Documents, (d) all guarantees of the Senior Indebtedness, (e) all other documents, instruments or agreements relating to the Senior Indebtedness now or hereafter executed or delivered by and among the Company, any Subsidiary, the Senior Indebtedness Representative or any Bank, and (f) all renewals, extensions, amendments, modifications or restatements of the foregoing.
“Banks” shall have the meaning specified in the preamble of this Agreement.
“Bank Security Documents” shall have the meaning specified in Recital D of this Agreement.
“Blockage Period” means a Non-Payment Blockage Period or a Payment Blockage Period.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, Houston, Texas, or Tulsa, Oklahoma are required or authorized to be closed.
“Company” shall have the meaning specified in Recital A of this Agreement.
“Date of Closing” shall mean July 31, 2007.
“Eligible Swap Agreement” means any present or future Swap Agreement between the Company or any Subsidiary and any Bank or any Affiliate of any Bank. For the avoidance of doubt, a Swap Agreement ceases to be an Eligible Swap Agreement if the Person that is the counterparty to the Company under a Swap Agreement ceases to be a Bank under the Bank Loan Agreement (or, in the case of an Affiliate of a Bank, the lender affiliated therewith ceases to be a Bank under the Bank Loan Agreement).

“Enforcement Action” means, with respect to any Subordinated Obligations, any enforcement of any right or remedy including any enforcement or foreclosure of Liens granted by the Company or any Subsidiary to secure any or all of such Subordinated Obligations, any enforcement or foreclosure of Liens on any capital stock or other equity interests in the Company or any Subsidiary which may be granted by the Company or its Subsidiaries or any holder of equity in the Company to secure any or all of such Subordinated Obligations, or any other efforts to collect proceeds from the Company’s or any of its Subsidiary’s assets or properties (including proceeds of production) to satisfy the Subordinated Obligations, including, without limitation, the commencement, or the joining with any other creditor of the Company or any Subsidiary in the commencement, of any Insolvency Proceeding against the Company or any Subsidiary; provided, that none of the following shall constitute an Enforcement Action: (a) acceleration of any of the Subordinated Obligations following any Senior Indebtedness Acceleration (provided that such Senior Indebtedness Acceleration has not previously been rescinded), (b) actions by any Noteholder to obtain possession of or receive Reorganization Securities, or (c) any action described above taken during the existence of any Insolvency Proceeding subject to the jurisdiction of a court of competent authority.
“Event of Default” shall have the meaning specified in the Note Agreement.
“Guarantor” shall mean any Subsidiary or other Person that guarantees all or any portion of the obligations of the Company under any Bank Loan Document or any Note Document.
“Insolvency Proceeding” shall mean (a) any voluntary or involuntary case, action or proceeding before any governmental authority having jurisdiction over the applicable Person or its assets relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors or other similar arrangement in respect of the applicable Person’s creditors generally or any substantial portion of its creditors, in each case whether undertaken under U.S. Federal, state, or foreign law.
“Liens” shall mean any interest in property securing an obligation owed to, or claimed by, a Person other than the owner of the property, whether such interest is based on jurisprudence, statute or contract, and including without limitation the lien or security interest arising from a mortgage, pledge, security agreement, production payment, conditional sale, bond for deed or trust receipt or a lease, consignment or bailment for security purposes. For purposes of this definition, a Person shall be deemed to be the owner of any property that it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to such property has been retained by or vested in some other Person for security purposes.
“Non-Payment Blockage Period” means, with respect to any Non-Payment Default, the period from and including the date of receipt by the Noteholders of a Non-Payment Default Notice relating thereto until the first to occur of (a) the date upon which the Senior Indebtedness has been paid in full in cash, all commitments of the holders of Senior Indebtedness to make loans or extensions of credit have terminated, and all letters of credit issued by any holder of Senior Indebtedness have expired, terminated or become fully collateralized in cash, (b) the 90th day after receipt by the Noteholders of such Non-Payment Default Notice, (c) the date on which the Non-Payment Default that is the subject of such Non-Payment Default Notice has been waived in writing by the applicable holder or holders of the Senior Indebtedness or the Senior Indebtedness Representative on their behalf, or has been cured or otherwise ceased to exist, or (d) the date upon which the Person(s) giving such Non-Payment Default Notice notify the Noteholders in writing of the termination of such Non-Payment Blockage Period.

“Non-Payment Default” means the occurrence of any event under any Bank Loan Document, not constituting a Payment Default, which gives the holder(s) of the Senior Indebtedness under the Bank Loan Agreement, or the Senior Indebtedness Representative acting on behalf of such holder(s), the right to cause the maturity of such Senior Indebtedness to be accelerated immediately without any further notice (except such notice as may be required to effect such acceleration), including (if applicable) by virtue of the expiration of any applicable grace period.
“Non-Payment Default Notice” means a written notice from or on behalf of the Senior Indebtedness Representative that a Non-Payment Default has occurred and is continuing which identifies such Non-Payment Default and specifically designates such notice as a “Non-Payment Default Notice”.
“Note Agreement” shall have the meaning specified in Recital A of this Agreement.
“Note Documents” means, collectively, (a) the Note Agreement, (b) the NPA Notes or any other instrument evidencing Subordinated Obligations, (c) all Note Security Documents, (d) all guarantees of the Subordinated Obligations, (d) all other documents, instruments or agreements relating to the Subordinated Obligations now or hereafter executed or delivered by and among the Company, any Subsidiary, the Noteholder Collateral Agent or any Noteholder, and (e) all renewals, extensions, amendments, modifications or restatements of the foregoing.
“Noteholder Collateral Agent” shall have the meaning specified in the preamble of this Agreement.
“Noteholders” shall have the meaning specified in the preamble of this Agreement.
“Note Security Documents” shall have the meaning specified in Recital E of this Agreement.
“NPA Notes” shall have the meaning specified in Recital A of this Agreement.
“Payment Blockage Period” means, with respect to any Payment Default or Senior Indebtedness Acceleration, the period from and including the date of receipt by the Noteholders of a Payment Default Notice relating thereto until the first to occur of (a) the date upon which the Senior Indebtedness has been paid in full in cash, all commitments of the holders of Senior Indebtedness to make loans or extensions of credit have terminated, and all letters of credit issued by any holder of Senior Indebtedness have expired, terminated or become fully collateralized in cash, (b) if such Payment Default Notice relates to a Payment Default, the date on which the Payment Default which is the subject of such Payment Default Notice has been waived in writing by the applicable holder or holders of the Senior Indebtedness or the Senior Indebtedness Representative on their behalf, or has been cured or otherwise ceased to exist, or if such Payment Default Notice relates to a Senior Indebtedness Acceleration, the date on which such acceleration is rescinded, annulled or otherwise ceased to exist, or (c) the day upon which the Person(s) giving such Payment Default Notice notify the Noteholders in writing of the termination of such Payment Blockage Period.

“Payment Default” means a default by the Company or any Guarantor in the payment of any amount owing with respect to the Senior Indebtedness, whether with respect to principal, interest, premium, letter of credit reimbursement obligations, commitment fees or letter of credit fees or otherwise when the same becomes due and payable, whether at maturity or at a date fixed for payment of an installment or prepayment or by declaration or acceleration or otherwise.
“Payment Default Notice” means a written notice from or on behalf of the Senior Indebtedness Representative that either (i) a Payment Default with respect to specified Senior Indebtedness has occurred and is continuing, or (ii) a Senior Indebtedness Acceleration with respect to such Senior Indebtedness has occurred and is continuing.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.
“Reorganization Securities” means (a) debt securities that are issued pursuant to an Insolvency Proceeding the payment of which is subordinate and junior at least to the extent provided in Article II to the payment of the Senior Indebtedness outstanding at the time of the issuance thereof (including any refinancing of Senior Indebtedness pursuant to an Insolvency Proceeding) and to the payment of all debt securities issued in exchange for such Senior Indebtedness in such Insolvency Proceeding (whether such subordination is effected by the terms of such securities, by an order or decree issued in such Insolvency Proceeding, by agreement of the Noteholders or otherwise), or (b) equity securities that are issued pursuant to an Insolvency Proceeding; provided, in either case, that such securities are authorized by an order or decree made by a court of competent jurisdiction in such Insolvency Proceeding.
“Required Banks” means, at any time, Banks in the aggregate holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding principal amount of loans under the Bank Loan Agreement, or if no such loans are then outstanding, Banks holding at least sixty-six and two-thirds percent (66-2/3%) of the total commitments under the Bank Loan Agreement.
“Required Noteholders” means, at any time, the holder or holders of greater than 50% of the aggregate principal amount of the NPA Notes outstanding at such time.
“Scheduled Payment” shall have the meaning specified in Section 2.2.

“Senior Indebtedness” means and includes (a) all principal indebtedness for loans now outstanding or hereafter incurred, and all letter of credit reimbursement obligations now existing or hereafter arising, under the Bank Loan Agreement, provided that the aggregate outstanding principal amount of Senior Indebtedness under this clause (a) shall not exceed $125,000,000 at any time, and provided further, that if the aggregate principal amount of Senior Indebtedness (constituting principal and letter of credit reimbursement obligations) shall exceed $125,000,000, then the subordination of the NPA Notes as contemplated by Article II to the Senior Indebtedness of $125,000,000 or less shall not be impaired but shall be ineffective with respect to any amount in excess of $125,000,000, (b) all amounts now or hereafter owing to any of the Banks or any of their Affiliates under any Eligible Swap Agreement, (c) all interest accruing on the Senior Indebtedness described in the preceding clauses (a) and (b), and (d) all other monetary obligations (whether now outstanding or hereafter incurred) for which the Company or any Guarantor is responsible or liable as obligor, guarantor or otherwise under or pursuant to any of the Bank Loan Documents including, without limitation, all fees, premiums, yield protections, breakage costs, damages, indemnification obligations, reimbursement obligations, and expenses (including, without limitation, fees and expenses of counsel to the Senior Indebtedness Representative and the Banks) together with interest on the foregoing to the extent provided for in the Bank Loan Documents. The interest described in the preceding clause (c) and the premiums described in the preceding clause (d) include, without limitation, all interest accruing after the commencement of any Insolvency Proceeding, and “make-whole” or other premiums, payable under the terms of the Bank Loan Agreement, whether or not such interest or premiums constitute an allowed, secured or unsecured claim in any such Insolvency Proceeding.
“Senior Indebtedness Acceleration” means, with respect to the Senior Indebtedness under the Bank Agreement, that the holder or holders of such Senior Indebtedness, or an agent or representative on behalf of such holder or holders, have caused the maturity of such Senior Indebtedness to be accelerated.
“Senior Indebtedness Default” means a Payment Default or a Non-Payment Default .
“Senior Indebtedness Representative” means (a) initially, the Bank Agent, or (b) such other Person selected by the Required Banks to replace the Bank Agent or the then-serving Senior Indebtedness Representative.
“Series A Notes” shall have the meaning specified in Recital A of this Agreement.
“Standstill Period” means the period beginning with the commencement of a Blockage Period and ending on the earliest of (a) the date when the Senior Indebtedness Default giving rise to such Blockage Period has been cured or waived in writing, (b) the date that the Senior Indebtedness has been repaid in full in cash, all commitments of the holders of Senior Indebtedness to make loans or extensions of credit have terminated, and all letters of credit issued by any holder of Senior Indebtedness have expired, terminated or become fully collateralized in cash, (c) the date that is 90 days after the commencement of a Blockage Period, (d) the end of the Non-Payment Blockage Period applicable to such Senior Indebtedness Default, (e) the date on which a Senior Indebtedness Acceleration occurs or any holder of Senior Indebtedness commences proceedings to collect any Senior Indebtedness or realize upon any collateral for any Senior Indebtedness and (f) the date upon which any Insolvency Proceeding is commenced.

“Subordinated Obligations” means any and all indebtedness (whether for principal, interest, premium, breakage costs, fees, indemnifications or otherwise, but not expenses) now or hereafter owing by the Company or any Guarantor under or in connection with the Note Agreement or any other Note Document, or any letter agreement or other agreement providing for the payment of fees in connection therewith.
“Subsidiary” means each corporation of which the Company owns, directly or indirectly, 50% or more of the outstanding capital stock, and each partnership, limited liability company or other Person of which the Company owns, directly or indirectly, 50% or more of the outstanding partnership, membership or other ownership or voting interest.
“Swap Agreement” means any agreement or arrangement providing for payments that are related to, or the value of which is dependent upon, fluctuations of interest rates, currency exchange rates or forward rates, or fluctuations of commodity prices, including without limitation any swap agreement, cap, collar, floor, exchange transaction, forward agreement or exchange or protection agreement or similar futures contract or swap or other derivative agreement related to interest rates, currency exchange rates or hydrocarbons or other commodities, or any option with respect to such transaction.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.
ARTICLE II
TERMS OF SUBORDINATION
Section 2.1 Subordination of Obligations. The Company and each Subsidiary covenant and agree, and each Noteholder by its acceptance of an NPA Note covenants and agrees, that the payment of the Subordinated Obligations shall, to the extent set forth in this Agreement, be subordinate and junior and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed.
Section 2.2 Payment Default or Acceleration. Except under circumstances when the terms of Section 2.5 are applicable, if (a) a Payment Default or Senior Indebtedness Acceleration shall have occurred and be continuing and (b) the Noteholder Collateral Agent shall have received a Payment Default Notice, then during the applicable Payment Blockage Period neither the Company nor any Subsidiary may make, and no Noteholder shall accept, receive or collect, any direct or indirect payment or distribution of any kind or character (in cash, securities, other property, by setoff or otherwise, other than Reorganization Securities) of any properties or assets of the Company or any Subsidiary on account of the Subordinated Obligations; provided, however, that in the case of any payment on or in respect of any Subordinated Obligation that would (in the absence of any such Payment Default Notice) have been due and payable on any date (a “Scheduled Payment Date”) during such Payment Blockage Period pursuant to the terms of the Note Agreement as in effect on the date hereof or as amended consistent with the provisions of Section 2.12, the provisions of this Section 2.2 shall not prevent the making and acceptance of such payment (a “Scheduled Payment”), together with any additional default interest as is due on the NPA Notes, on or after the date immediately following the termination of such Payment Blockage Period. In the event that, notwithstanding the foregoing, the Company or any Subsidiary shall make any payment or distribution to any Noteholder prohibited by the foregoing provisions of this Section 2.2, then and in such event such payment or distribution shall be held in trust for the benefit of, and immediately shall be paid over to, the holders of the Senior Indebtedness or the Senior Indebtedness Representative for application against the Senior Indebtedness remaining unpaid until such Senior Indebtedness is paid in full in cash. Any Payment Default Notice shall be deemed received by the Noteholder Collateral Agent upon the date of actual receipt by it of such Payment Default Notice in writing.
Section 2.3 Non-Payment Default. Except under circumstances when the terms of Section 2.2 or Section 2.5 are applicable, if (a) a Non-Payment Default shall have occurred and be continuing, (b) the Noteholder Collateral Agent shall have received a Non-Payment Default Notice, and (c) no Non-Payment Default Notice shall have been received within the 365-day period immediately preceding the receipt of such Non-Payment Default Notice, then neither the Company nor any Subsidiary may make, and no Noteholder shall accept, receive or collect, any direct or indirect payment or distribution of any kind or character (in cash, securities, other property, by setoff or otherwise, other than Reorganization Securities) of any properties or assets of the Company or any Subsidiary on account of the Subordinated Obligations during the Non-Payment Blockage Period; provided, however, that in the case of any payment on or in respect of any Subordinated Obligation that would (in the absence of any such Non-Payment Default Notice) have been due and payable on any Scheduled Payment Date during such Non-Payment Blockage Period pursuant to the terms of the Note Agreement as in effect on the date hereof or as amended consistent with the requirements of Section 2.12, the provisions of this Section 2.3 shall not prevent the making and acceptance of such Scheduled Payment, together with any additional default interest as is due on the NPA Notes, on or after the date immediately following the termination of such Non-Payment Blockage Period; and provided, further, that Non-Payment Blockage Periods shall not be in effect for more than 180 days during any period of 365 consecutive days. In the event that, notwithstanding the foregoing, the Company or any Subsidiary shall make any payment or distribution to any Noteholder prohibited by the foregoing provisions of this Section 2.3, then and in such event such payment or distribution shall be held in trust for the benefit of, and immediately shall be paid over to, the holders of the Senior Indebtedness or the Senior Indebtedness Representative for application against the Senior Indebtedness remaining unpaid until such Senior Indebtedness is paid in full in cash. Any Non-Payment Default Notice shall be deemed received by the Noteholder Collateral Agent upon the date of actual receipt by it of such Non-Payment Default Notice in writing.

Section 2.4 Standstill. At any time that the Noteholders are not permitted to receive payments on the Subordinated Obligations pursuant to either Section 2.2 or Section 2.3, the Noteholders and the Noteholder Collateral Agent will not commence any Enforcement Action relative to the Company or any Subsidiary during the Standstill Period. Upon the termination of the Standstill Period, the Noteholders and the Noteholder Collateral Agent may exercise all rights or remedies they may have in law or equity; provided, however, that if a Standstill Period terminates pursuant to clause (e) of the definition thereof, neither the Noteholder Collateral Agent nor any Noteholder shall exercise any remedies against, or attempt to foreclose upon, garnish, sequester or execute upon, any property known to it to constitute collateral for the Senior Indebtedness (other than to file or record any judgment Liens it may have obtained against such collateral) during the period that such Standstill Period would have been in effect but for termination pursuant to clause (e) of the definition of “Standstill Period;” provided further, that the Payment Blockage Period or the Non-Payment Blockage Period, as the case may be, if not also terminated, shall continue for its full period notwithstanding the termination of the Standstill Period. Notwithstanding the foregoing, no Standstill Period may be commenced while any other Standstill Period exists or within 365 days following the termination of any prior Standstill Period (provided that this sentence shall not relieve any Noteholder of its obligation to provide notice under Section 2.9).
Section 2.5 Insolvency; Bankruptcy; Etc. In the event of the institution of any Insolvency Proceeding relative to the Company or any Subsidiary, then:
(a) The holders of the Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before the Noteholders are entitled to receive any direct or indirect payment or distribution of any kind or character, whether in cash, property or securities (other than Reorganization Securities) on account of the Subordinated Obligations.
(b) Any direct or indirect payment or distribution of any kind or character, whether in cash, property or securities, by setoff or otherwise, which may be payable or deliverable in such proceedings in respect of the Subordinated Obligations but for the provisions of this Article II shall be paid or delivered by the Person making such payment or distribution, whether the Company, a Subsidiary of the Company, a trustee in bankruptcy, a receiver, a liquidating trustee, or otherwise, directly to the holders of the Senior Indebtedness or the Senior Indebtedness Representative, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid; provided, however, that no such delivery of any Reorganization Securities shall be made to any holders of the Senior Indebtedness or to the Senior Indebtedness Representative. In the event that, notwithstanding the foregoing provisions of this Section 2.5, any Noteholder shall receive any such payment or distribution of any kind or character, whether in cash, property or securities, by setoff or otherwise, before all Senior Indebtedness is paid in full in cash, which is required to be paid to the holders of the Senior Indebtedness under the foregoing provisions of this Section 2.5, then and in such event such payment or distribution shall be held in trust for the benefit of and immediately shall be paid over to the holders of the Senior Indebtedness or the Senior Indebtedness Representative for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full in cash.
(c) If no proof of claim is filed in any Insolvency Proceeding with respect to any Subordinated Obligations by the tenth day prior to the bar date for any such proof of claim, the Senior Indebtedness Representative may, after written notice to the Noteholders, file such a proof of claim on behalf of the Noteholders, and each Noteholder hereby irrevocably appoints the Senior Indebtedness Representative as its agent and attorney-in-fact for such limited purpose; provided, that the foregoing shall not confer upon the holder of any Senior Indebtedness the right to vote on behalf of any Noteholder in any Insolvency Proceedings.

Section 2.6 No Impairment. No right of any present or future holder of Senior Indebtedness, or of the Senior Indebtedness Representative, to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any Subsidiary or by any non-compliance by the Company or any Subsidiary with the terms, provisions, and covenants of this Article II, the Note Agreement or the NPA Notes, regardless of any knowledge thereof any such Noteholder may have or be otherwise charged with. The provisions of this Article II shall be enforceable directly by any present or future holder of the Senior Indebtedness and/or the Senior Indebtedness Representative.
Section 2.7 Rights of Creditors; Subrogation. The provisions of this Article II are for the purpose of defining the relative rights of the holders of the Senior Indebtedness on the one hand, and the Noteholders on the other hand, and nothing herein shall impair, as between the Company and the Guarantors and the Noteholders, the obligations of the Company and the Guarantors, which are unconditional and absolute, to pay to the Noteholders the principal thereof and interest and yield-maintenance amount or other premium, if any, thereon in accordance with their terms and the provisions thereof, nor shall anything herein, except as otherwise provided in Section 2.4, prevent the Noteholders or the Noteholder Collateral Agent from exercising all remedies otherwise permitted by applicable law or hereunder upon default under the Note Agreement or under the NPA Notes (including the right to demand payment and sue for performance thereof and of the NPA Notes and to accelerate the maturity thereof as provided by the terms of the NPA Notes), subject to the rights of holders of the Senior Indebtedness under this Article II. Upon payment in full of the Senior Indebtedness in cash and termination of the commitments of the holders of the Senior Indebtedness to make loans or extensions of credit under the Bank Loan Agreement, and expiration, termination or cash collateralization of all letters of credit issued by any holder of the Senior Indebtedness, the Noteholders shall, to the extent of any payments or distributions paid or delivered to the holders of the Senior Indebtedness or otherwise applied to the Senior Indebtedness pursuant to the provisions of this Article II, be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of assets of the Company or any Guarantor made on Senior Indebtedness (and any security therefor) until the Subordinated Obligations shall be paid in full (and, for this purpose, no such payments or distributions paid or delivered to the holders of the Senior Indebtedness or to the Senior Indebtedness Representative, or otherwise applied to the Senior Indebtedness, shall be deemed to have discharged the Subordinated Obligations), and, for the purposes of such subrogation, no payments to the holders of the Senior Indebtedness or to the Senior Indebtedness Representative of any cash, assets, stock, or obligations to which the Noteholders would be entitled except for the provisions of this Article II shall, as between the Company and the Guarantors, any of their respective creditors (other than the holders of the Senior Indebtedness), and the Noteholders, be deemed to be a payment by the Company or any Guarantor to or on account of Senior Indebtedness. The fact that failure to make any payment on account of the Subordinated Obligations is caused by reason of the operation of any provision of this Article II shall not be construed as preventing the occurrence of an Event of Default.

Section 2.8 Payments on Senior Indebtedness. In the event that any Noteholder determines in good faith that evidence is required with respect to the right of any holder of the Senior Indebtedness to participate in any payment or distribution from such Noteholder pursuant to this Article II or the amount of such participation, such Noteholder may request such Person to furnish evidence to the reasonable satisfaction of such Noteholder as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article II, and if such evidence is not furnished, such Noteholder may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment; provided that, upon the written request of such Person to such Noteholder, such payment shall be made to the court having jurisdiction over such judicial determination or to another Person mutually satisfactory to such Person and such Noteholder, as escrowee, to be held and invested pending such judicial determination in accordance with such instructions as shall be mutually satisfactory to such Person and such Noteholder and, upon such judicial determination becoming final and non-appealable, to be distributed in accordance therewith to the Person entitled thereto.
Section 2.9 Notice of Acceleration, Enforcement Action.
(a) Each Noteholder agrees that in the event any Event of Default shall occur, and as a result thereof, any Noteholder accelerates maturity of any NPA Note, then such Noteholder shall give prompt (and in any event within three (3) Business Days) notice thereof in writing to the Senior Indebtedness Representative with a copy to the Noteholder Collateral Agent. Neither the Company nor any Subsidiary may pay the NPA Notes until ten (10) Business Days after the Senior Indebtedness Representative receives the notice described above and, after that ten (10) Business Day period, may pay the NPA Notes, and the Noteholders may receive or collect such payment, only if the provisions of this Article II do not prohibit such payment at that time.
(b) Each Noteholder and the Noteholder Collateral Agent agree that in the event any Event of Default shall occur and, as a result thereof, such Noteholder or the Noteholder Collateral Agent intends to commence any Enforcement Action, then such Noteholder or the Noteholder Collateral Agent, as the case may be, shall first deliver notice thereof in writing to the Senior Indebtedness Representative (with a copy (x) to the Noteholder Collateral Agent, if such notice is being given by one or more Noteholders, or (y) to each Noteholder, if such notice is being given by the Noteholder Collateral Agent) both (i) not less than ten (10) days prior to taking any such Enforcement Action, and (ii) one (1) Business Day after such Enforcement Action is taken.
Section 2.10 Reinstatement. The provisions of this Article II shall remain in force and effect until the indefeasible payment in full of all Senior Indebtedness and the termination of all commitments of the holders of the Senior Indebtedness to make loans or extensions of credit, and the expiration, termination or cash-collateralization of all letters of credit issued by any holder of the Senior Indebtedness. To the extent any payment of or distribution in respect of the Senior Indebtedness (whether by or on behalf of the Company or any of its Subsidiaries, as proceeds of security or enforcement of any right of set-off or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to the Company or any Subsidiary or any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment or distribution is recovered by, or paid over to, the Company or any Subsidiary or such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment has not occurred and the provisions of this Article II shall continue to be applicable in respect of said reinstated Senior Indebtedness.

Section 2.11 Rights of Holders of the Senior Indebtedness. The holders of the Senior Indebtedness may, at any time and from time to time subject to the terms of the Senior Indebtedness, without the consent of or notice to the Noteholders or the Noteholder Collateral Agent, without incurring responsibility to the Noteholders and without impairing or releasing the subordination or other benefits provided in this Article II or the obligations hereunder of the Noteholders to the holders of the Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew, increase (but not in excess of the cap provided for in the definition of “Senior Indebtedness”), alter or amend, Senior Indebtedness or any instrument evidencing the same or any covenant or agreement under which Senior Indebtedness is outstanding or secured or any liability of any obligor thereon; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) settle or compromise any Senior Indebtedness or any liability of any obligor thereon or release any Person liable in any manner for the payment of Senior Indebtedness; and (d) waive any default under Senior Indebtedness and exercise or refrain from exercising any rights against the Company, any Subsidiary or any other Person. The foregoing provisions are not intended to permit a change to the definition of “Senior Indebtedness”.
Section 2.12 Liens.
(a) All Liens granted by the Company, or, if applicable, any Guarantor, which at any time secure the Note Agreement, any NPA Note or any other Note Security Document are hereby made, and will at all times prior to the full payment or discharge of the Senior Indebtedness be subject and subordinate to all Liens granted by the Company or any Guarantor which at any time secure the Senior Indebtedness, which subordination shall be effective whether or not all such Liens securing Senior Indebtedness have been properly recorded, filed and otherwise perfected prior to all such Liens securing any NPA Note and regardless of the relative priority of such Liens as determined without regard to this Article II. The mortgages included in the Bank Loan Documents do (and other mortgages, security agreements and similar documents may) describe the indebtedness secured thereby in a manner which might include indebtedness other than the Senior Indebtedness. For so long as any NPA Note is outstanding, as between the Noteholders and the holders of the Senior Indebtedness, only the Senior Indebtedness shall be deemed to be secured by any Liens granted under the Bank Loan Documents.
(b) Each Noteholder agrees that it will not initiate, join in or prosecute any claim, action or other proceeding challenging the validity or enforceability of the Senior Indebtedness or the Liens securing the Senior Indebtedness.
(c) So long as this Agreement remains in effect, whether or not any Insolvency Proceeding has been commenced by or against the Company or any Subsidiary, the parties hereto agree that the Company shall not, and shall not permit any Subsidiary to:

(i) grant or permit any additional Liens on any asset or property to secure any Subordinated Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Senior Indebtedness (it being understood that, to the extent that the foregoing provisions of this Section 2.12(c)(i) are not complied with for any reason, the Noteholder Collateral Agent and the Noteholders agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.12(c)(i) shall be subject to the penultimate sentence of Section 2.2); or
(ii) grant or permit any additional Liens on any asset or property to secure any Senior Indebtedness unless it has granted or concurrently grants a Lien on such asset or property to secure the Subordinated Obligations.
(d) The parties hereto agree that it is their intention that the collateral securing the Senior Indebtedness and the Subordinated Obligations be identical. In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:
(i) upon request by the Senior Indebtedness Representative or the Noteholder Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Bank Loan Documents and the Note Documents; and
(ii) that the documents and agreements creating or evidencing the collateral for the Senior Indebtedness and the Subordinated Obligations shall be in all material respects the same forms of documents other than with respect to the first lien and the second lien nature of the obligations thereunder.
Section 2.13 Asset Sales. Each Noteholder agrees that it will not take any action that would hinder any sale, transfer or other disposition of any property of the Company or any Subsidiary so long as such sale or other disposition is made in compliance with Section 6.8 of the Bank Agreement, as in effect on the Date of Closing.
Section 2.14 Purchase of Senior Indebtedness.
The Senior Indebtedness Representative, on behalf of itself and the Banks (and, where appropriate with regard to the Eligible Swap Agreements, their respective Affiliates), and the Company hereby agree with the Noteholders that, if the Senior Indebtedness Representative delivers a Payment Default Notice to the Noteholders, then the Noteholders may (but shall not be obligated to) purchase the Senior Indebtedness and all of the rights, titles and interests of the Senior Indebtedness Representative and the Banks under the Bank Loan Documents, by giving notice of one or more Noteholders’ intent to buy within ten days after delivery of such Payment Default Notice and consummating such sale within thirty days after the delivery of such Payment Default Notice for a price in immediately available funds equal to the unpaid principal of and accrued interest on the Senior Indebtedness, the cash collateralization amount of outstanding letters of credit under the Bank Loan Agreement at par value plus 5%, all other amounts then due to the Senior Indebtedness Representative and the Banks under the Bank Loan Agreement and all unpaid amounts and Swap Termination Value payments due to the Banks (and their respective Affiliates, where appropriate) of the Eligible Swap Agreements, all subject to documentation reasonably acceptable to the Senior Indebtedness Representative, the Banks and the Noteholders, but without any necessity for any consent from the Company or any Guarantor.

ARTICLE III
MISCELLANEOUS
Section 3.1 No Partnership or Joint Venture. Nothing contained in this Agreement, and no action taken by any party to this Agreement pursuant hereto, is intended to constitute or shall be deemed to constitute the Noteholders and the Banks (or any of them) a partnership, association, joint venture or other entity.
Section 3.2 Possessory Collateral. The Senior Indebtedness Representative agrees to hold that part of the collateral that is in its possession or control (or in the possession or control of its agents or bailees), to the extent that possession or control thereof is taken to perfect a Lien thereon under the Uniform Commercial Code (such collateral being the “Pledged Collateral”), as collateral agent for the holders of the Senior Indebtedness and as bailee for the Noteholder Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code) solely for the purpose of perfecting the security interest granted under the Bank Loan Documents and the Note Documents, respectively. The parties agree that the Senior Indebtedness Representative shall have no fiduciary duties to the Noteholder Collateral Agent or the Noteholders with respect to the Pledged Collateral and that its sole duty to the Noteholder Collateral Agent and the Noteholders with respect to the Pledged Collateral shall be to use the same degree of care that it uses at the time with respect to its holding of similar collateral for its own account.
Section 3.3 Notices; Identification of Lenders.
(a) Unless otherwise specified herein, all notices, requests and other communications to any party hereunder (including, without limitation, those given to the Noteholder Collateral Agent pursuant to Section 2.2 and Section 2.3) shall be in writing (including overnight delivery service, facsimile copy or similar writing) and shall be given to such party at its address or facsimile number specified on the signature pages hereof, or such other address or facsimile number as such party may hereafter specify in writing for the purpose by notice to the other parties hereto. All such notices and other communications shall, when mailed, delivered by overnight delivery service or transmitted by facsimile, be effective when deposited in the mails, delivered to the overnight delivery service or transmitted by facsimile with receipt confirmed and with a copy sent by mail or overnight delivery service, respectively.
(b) Until notified otherwise in accordance with the provisions of this Section 3.3, each party hereto shall be entitled to assume, for all purposes hereunder, that the name and address of each other party hereto is as set forth for such other party on the signature pages hereto or to the applicable Supplement hereto. Upon the request from time to time of the Senior Indebtedness Representative, the Company shall provide to the Senior Indebtedness Representative, within five Business Days after such request, a copy of the registry of Noteholders maintained by the Company in accordance with the terms of the Note Agreement.

Section 3.4 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by (a) the Required Noteholders, (b) the Senior Indebtedness Representative or the Required Banks, and (c) if the rights or duties of the Noteholder Collateral Agent are affected thereby, the Noteholder Collateral Agent.
Section 3.5 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which taken together shall constitute a single agreement, with the same effect as if the signatures thereto were upon the same instrument.
Section 3.6 Benefits. This Agreement is solely for the benefit of and shall be binding upon the parties hereto and their successors or assigns, and no other Person or entity (other than the Company, but only to the extent expressly set forth herein) shall have any right, benefit, priority or interest under or by reason of this Agreement. No Noteholder or Bank shall assign its rights under the Note Documents or the Bank Loan Documents, as the case may be, without causing the assignee of such rights to execute a joinder agreement in substantially the form of Attachment A hereto (with appropriate revisions to such form in the case of an assignment by a Bank). Each Noteholder acknowledges and agrees that the provisions of Article II are, and are intended to be, an inducement and a consideration to each holder of the Senior Indebtedness to make, extend and continue the credit constituting the Senior Indebtedness; and each holder of the Senior Indebtedness shall be deemed conclusively to have relied upon the provisions of Article II in permitting the Company and the Guarantors to incur the Subordinated Obligations and in making, extending, continuing and/or acquiring such Senior Indebtedness.
Section 3.7 Term. This Agreement shall remain in effect until all Senior Indebtedness is paid in full and no Bank shall have any commitment to lend or otherwise extend credit under the Bank Loan Agreement and all letters of credit issued by any holder of Senior Indebtedness have expired, terminated or become fully collateralized in cash.
Section 3.8 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCEPT THAT THE RIGHTS, DUTIES AND OBLIGATIONS OF ANY SUCCESSOR NOTEHOLDER COLLATERAL AGENT HEREUNDER AS AN AGENT FOR THE NOTEHOLDERS SHALL BE GOVERNED BY THE LAW OF THE STATE IN WHICH SUCH SUCCESSOR NOTEHOLDER COLLATERAL AGENT HAS ITS PRINCIPAL PLACE OF BUSINESS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized as of the date first above set forth.

NOTE HOLDERCOLLATERAL AGENT:

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By:	/s/ Geraldine Creswell

Name:	Geraldine Creswell
Title:	Assistant Treasurer

Address:

10161 Centurion Parkway 2nd Floor Jacksonville, FL 32256 Fax No: (904) 645-1921 Attn: Corporate Trust Ms. Geraldine Creswell Assistant Treasurer

BANK AGENT:

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Eric Broussard

Name:	Eric Broussard
Title:	Senior Vice President

Address:	5718 Westheimer Rd. Suite 600
Houston, TX 77507
Tel: (713) 435-5278
Fax: (713) 435-5106
Signature Page to Intercreditor Agreement

BANKS:

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Eric Broussard

Name:	Eric Broussard
Title:	Senior Vice President

Address:	5718 Westheimer Rd, Suite 600
Houston, TX 77057
Tel: (713) 5278
Fax: (713) 5106

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Randell L. Osterberg

Name:	Randell L. Osterberg
Title:	Sr. Vice President – US Marketing Manager

Address:
Signature Page to Intercreditor Agreement

NOTEHOLDERS:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Kelly Brendel

Vice President

Address:

c/o Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, Texas 75201 Fax No: (214) 720-6299 Attention: Managing Director
Signature Page to Intercreditor Agreement

CONSENTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

GMX RESOURCES INC.

By:	/s/ Ken L. Kenworthy, Sr.
Name:	Ken L. Kenworthy, Sr.
Title:	CFO

Address:

9400 N. Broadway, Suite 600 Oklahoma City, Oklahoma 73114 Attention: Ken Kenworthy, Sr.

ENDEAVOR PIPELINE INC.

By:	/s/ Ken L. Kenworthy, Sr.

Name:	Ken Kenworthy, Sr.
Title:	CEO

Address:	9400 N. Broadway, Suite 600
Oklahoma City, OK 73114

DIAMOND BLUE DRILLING CO.

By:	/s/ Rick Hart

Name:	Rick Hart
Title:	President

Address:	9400 N. Broadway, Suite 600
Oklahoma City, OK 73114
Signature Page to Intercreditor Agreement

Attachment A
SUPPLEMENT TO INTERCREDITOR AGREEMENT
[Date]
Re: GMX Resources Inc. Intercreditor Agreement dated as of July 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning provided in the Intercreditor Agreement).
Ladies and Gentlemen:
We acknowledge that we have received a copy of the Intercreditor Agreement and that we agree to be bound by the terms and conditions set forth in the Intercreditor Agreement and to be obligated thereunder as if we were an original signatory thereto.
We hereby advise you of the following administrative details:
Address:
Facsimile:
Telephone:
IN WITNESS WHEREOF, the undersigned has caused this Supplement to be duly executed by its proper officer hereunto duly authorized.

[NEW NOTEHOLDER]

By:

Name:
Title